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Exhibit 11
                              PHOENIX NETWORK, INC.

                 Statement of Computation of Per Share Earnings


                                                                                                 Six                  Six
                                                     Three Months        Three Months           Months               Months
                                                        Ended               Ended               Ended                Ended
                                                       6/30/95             6/30/96             6/30/95              6/30/96
                                                       -------             -------             -------              -------
Primary

Net income (loss)                                    $    146,704        $ (2,226,147)       $    274,707        $ (3,523,601)
Preferred stock dividend                                  (63,701)           (312,270)           (126,891)           (625,073)
                                                     ------------        ------------        ------------        ------------
Adjusted net income (loss)                           $     83,003        $ (2,538,417)       $    147,816        $ (4,148,674)
                                                     ============        ============        ============        ============

Weighted average number
  of common shares outstanding                         11,847,360          17,569,201          11,628,181          17,456,065

Dilution from assumed exercise of
   options and warrants using the
   treasury stock method                                1,202,094                   -           1,159,920                   -
                                                                         ------------        ------------        ------------
Total weighted average shares                          13,049,454          17,569,201          12,788,101          17,456,065
                                                     ============        ============        ============        ============

Net income (loss) per common share                   $       0.01        $      (0.14)       $       0.01        $      (0.24)
                                                     ============        ============        ============        ============
Fully Diluted

Net income (loss)                                    $    146,704        $ (2,226,147)       $    274,707        $ (3,523,601)
                                                     ============        ============        ============        ============

Weighted average number of shares outstanding:
   Primary                                             13,049,454          17,569,201          12,788,101          17,456,065
   Convertible preferred stock                          1,595,431           6,218,743           1,595,431           6,218,743
     conversion
   Dilution from assumed exercise of
     options and warrants using the
     treasury stock method                                      -           1,916,612                   -           1,749,960
                                                     ------------        ------------        ------------        ------------
        Total                                          14,644,885          25,704,556          14,383,532          25,424,768
                                                     ============        ============        ============        ============
Net income (loss) per common and
   common equivalent share                           $       0.01        $      (0.09)       $       0.02        $      (0.14)
                                                     ============        ============        ============        ============



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